TEXTRON	Exhibit 99.1
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne – 401-457-2288 Bill Pitts – 401-457-2288	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon Quintal – 401-457-2362
Textron Reports Second Quarter Results Reduces Finance Managed Receivables by $1.3 Billion Generates $27 Million Manufacturing Free Cash Flow

Providence, Rhode Island – July 28, 2009 – Textron Inc. (NYSE: TXT) today reported a second quarter 2009 loss of $0.22 per share. Excluding special charges, income from continuing operations was $0.08 per share.  Revenues in the quarter were $2.6 billion, down 29 percent from the second quarter of 2008. Managed receivables at the company’s finance business were further reduced by $1.3 billion and second quarter manufacturing free cash flow was $27 million.

“We’re pleased with our continuing progress in liquidating TFC’s non-captive portfolio,” said Textron Chairman and CEO Lewis B. Campbell. “Coupled with receiving $775 million in net proceeds from our equity and convertible bond offerings in May and establishing a $500 million financing facility through the Export-Import Bank of the United States earlier this month, our liquidity outlook has improved substantially.”

Campbell added, “Our positive manufacturing cash flow in the quarter validates our focus on working capital and operating efficiency, especially considering the significant volume declines experienced at Cessna and Industrial during the quarter.”

Textron recorded second quarter pre-tax, special charges of $129 million associated with its restructuring program. Full-year restructuring charges are now expected to be approximately $200 million, up from the company’s previous estimate of $75 million, primarily due to previously disclosed actions at its Cessna business unit.

Outlook

The company is now estimating 2009 revenues of approximately $10.6 billion, down from its previous expectation of about $11.0 billion due to lower expected jet deliveries. Correspondingly, manufacturing free cash flow is expected to be in the range of $300 - $400 million, compared to the company’s previous outlook of about $400 million. The company still expects full-year earnings per share from continuing operations excluding special charges, in the range of $0.33 to $0.63.

Campbell concluded, “Overall Bell and Textron Systems delivered strong performance, TFC liquidations remain ahead of schedule, Industrial returned to profitability, and despite cancellations, we saw early signals of stabilization late in the quarter in the business jet market.”

Segment Results

Cessna

Cessna’s second quarter revenues decreased $630 million from the same period last year, reflecting the delivery of 84 jets this year compared with 117 jets last year.

Segment profit decreased $214 million primarily driven by the lower sales volume.  Segment profit included higher write-downs of pre-owned aircraft inventory and higher unabsorbed overhead costs related to lower production levels and temporary plant shutdowns.  These decreases were partially offset by an increase in deposit forfeiture income from order cancellations and lower selling, general and administrative expense largely due to workforce reductions.

Cessna backlog at the end of the second quarter was $8.2 billion, a decline of $4.8 billion from the first quarter.  The decline included $2.1 billion related to the removal of Citation Columbus orders from the backlog.

Bell

Bell’s second quarter revenues decreased $28 million from the same period last year.  The reduction reflects an unfavorable commercial product mix and the cancellation of the ARH program.  These decreases were partially offset by increased commercial pricing.

Segment profit increased $4 million primarily due to improved performance.

Bell backlog at the end of the second quarter was $5.9 billion, down $231 million from the end of last quarter.

Textron Systems

Textron Systems’ second quarter revenues increased $10 million over the same period last year, as higher sensor-fused weapon (SFW) and training and simulation volumes offset lower aircraft engine and ASV aftermarket volumes.

Segment profit decreased by $5 million, as higher SFW volume and cost improvements only partially offset the impact of unabsorbed overhead and facility costs from lower aircraft engine production, and inflation.

Backlog at the end of the second quarter was $2.0 billion, essentially unchanged from last quarter.

Industrial

Industrial’s second quarter revenues decreased $333 million over the same period last year, primarily due to lower volumes across all the businesses along with an unfavorable foreign exchange impact.

Nonetheless, Industrial posted segment profit of $12 million. This was $32 million lower than last year primarily due to the lower volume, partially offset by improved cost performance.

Finance

Finance revenues decreased $91 million and segment profit was down $112 million in the second quarter primarily due to an increase in portfolio losses and higher securitization impairments. These items were partially offset by gains on early debt extinguishment and the benefit of interest rate floors.  Revenue was also impacted by lower market interest rates, while segment profit reflected a $37 million increase in loan loss provisions.

Sixty-day plus delinquencies increased to 6.62% from 4.29% at the end of the first quarter.  Nonaccrual finance receivables to total finance receivables held for investment increased to 10.04% from 6.11% since last quarter.  Charge-offs in the second quarter were $23 million, down from $47 million in the first quarter.

Managed receivables ended the quarter at $8.6 billion, versus $9.9 billion at the end of last quarter.

GAAP Measures

Income from continuing operations, excluding special charges and manufacturing free cash flow are non-GAAP measures that are defined in attachments to this release.

Conference Call Information

Textron will host its conference call today, July 28, 2009 at 9:00 a.m., Eastern to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (888) 276-0010 in the U.S. or (612) 332-0820 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback by 11:30 a.m., Eastern time on Tuesday, July 28, 2009 by dialing (320) 365-3844; Access Code: 991793.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron
Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. More information is available at www.textron.com.

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Forward-looking Information

Certain statements in this press release and other oral and written statements made by us from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the risk factors contained in our Annual Report on Form 10-K and the following: (a) changes in worldwide economic or political conditions that impact demand for our products, interest rates and foreign exchange rates; (b) the interruption of production at our facilities or our customers or suppliers; (c) performance issues with key suppliers, subcontractors and business partners; (d) our ability to perform as anticipated and to control costs under contracts with the U.S. Government; (e) the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar us as a contractor eligible to receive future contract awards; (f) changing priorities or reductions in the U.S. Government defense budget, including those related to Operation Iraqi Freedom, Operation Enduring Freedom and the Overseas Contingency Operations; (g) changes in national or international funding priorities, U.S. and foreign military budget constraints and determinations, and government policies on the export and import of military and commercial products; (h) legislative or regulatory actions impacting our operations or demand for our products; (i) the ability to control costs and successful implementation of various cost-reduction programs, including the enterprise-wide restructuring program; (j) the timing of new product launches and certifications of new aircraft products; (k) the occurrence of slowdowns or downturns in customer markets in which our products are sold or supplied or where Textron Financial Corporation (TFC) offers financing; (l) changes in aircraft delivery schedules, or cancellation or deferral of orders; (m) the impact of changes in tax legislation; (n) the extent to which we are able to pass raw material price increases through to customers or offset such price increases by reducing other costs; (o) our ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; (p) our ability to realize full value of receivables; (q) the availability and cost of insurance; (r) increases in pension expenses and other postretirement employee costs; (s) TFC’s ability to maintain portfolio credit quality and certain minimum levels of financial performance required under its committed credit facilities and under Textron’s support agreement with TFC; (t) TFC’s access to financing, including securitizations, at competitive rates; (u) our ability to successfully exit from TFC’s commercial finance business, other than the captive finance business, including effecting an orderly liquidation or sale of certain TFC portfolios and businesses; (v) uncertainty in estimating market value of TFC’s receivables held for sale and reserves for TFC’s receivables to be retained; (w) uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; (x) risks and uncertainties related to acquisitions and dispositions, including difficulties or unanticipated expenses in connection with the consummation of acquisitions or dispositions, the disruption of current plans and operations, or the failure to achieve anticipated synergies and opportunities; (y) the efficacy of research and development investments to develop new products; (z) the launching of significant new products or programs which could result in unanticipated expenses; (aa) bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in our supply chain or difficulty in collecting amounts owed by such customers; and (bb) continued volatility and further deterioration of the capital markets.

TEXTRON INC.
REVENUES BY SEGMENT AND RECONCILIATION OF SEGMENT PROFIT (LOSS) TO NET INCOME (LOSS)
THREE AND SIX MONTHS ENDED JULY 4, 2009 AND JUNE 28, 2008
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008

REVENUES
MANUFACTURING:
Cessna	$871	$1,501	$1,640	$2,747
Bell	670	698	1,412	1,272
Textron Systems	477	467	895	986
Industrial	508	841	983	1,594
	2,526	3,507	4,930	6,599
FINANCE	86	177	208	391
Total revenues	$2,612	$3,684	$5,138	$6,990

SEGMENT PROFIT
MANUFACTURING:
Cessna (a)	$48	$262	$138	$469
Bell	72	68	141	121
Textron Systems	55	60	107	127
Industrial	12	44	3	85
	187	434	389	802
FINANCE	(99)	13	(165)	55
Segment profit	88	447	224	857
Special charges (b)	(129)	-	(161)	-
Corporate expenses and other, net	(45)	(43)	(80)	(84)
Interest expense, net for Manufacturing group	(34)	(29)	(62)	(59)
Income (loss) from continuing operations
Before income taxes	(120)	375	(79)	714
Income tax benefit (expense)	58	(125)	60	(239)
Income (loss) from continuing operations	(62)	250	(19)	475
Discontinued operations, net of income taxes (c)	4	8	47	14
Net income (loss)	$(58)	$258	$28	$489
Earnings per share:
Income (loss) from continuing operations	$(0.23)	$0.98	$(0.07)	$1.87
Discontinued operations, net of income taxes (c)	0.01	0.03	0.18	0.05
Net income (loss)	$(0.22)	$1.01	$0.11	$1.92
Average shares outstanding (d)	264,091,000	254,580,000	255,261,000	254,591,000

(a)	During the first quarter of 2009, we sold the assets of CESCOM, Cessna’s aircraft maintenance tracking service line, resulting in a pre-tax gain of $50 million.

(b)
For the three and six months ended July 4, 2009, special charges includes $129 million and $161 million, respectively, in restructuring costs, primarily for severance, asset impairment charges and a pension plan curtailment charge.

(c)
During the first quarter of 2009, we sold HR Textron, an operating unit within the Textron Systems segment, resulting in an after-tax gain of $7 million.  This business has been reflected in discontinued operations for all periods presented.

(d)
For the three and six months ended July 4, 2009, the diluted EPS average shares base excludes potential common shares (convertible preferred stock, stock options and restricted stock).  These shares are excluded due to their antidilutive effect resulting from the net loss.  For the three months and six months ended June 28, 2008 fully diluted shares were used to calculate EPS.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	July 4, 2009	January 3, 2009
Assets
Cash and cash equivalents	$1,396	$531
Accounts receivable, net	839	894
Inventories	3,001	3,093
Other current assets	471	584
Net property, plant and equipment	2,005	2,088
Other assets	3,555	3,163
Assets of discontinued operations	58	334
Textron Finance assets	8,519	9,344
Total Assets	$19,844	$20,031

Liabilities and Shareholders' Equity
Current portion of long-term and short-term debt	$6	$876
Other current liabilities	2,914	3,710
Other liabilities	2,892	2,926
Long-term debt	3,354	1,693
Liabilities of discontinued operations	119	195
Textron Finance liabilities	7,639	8,265
Total Liabilities	16,924	17,665

Total Shareholders’ Equity	2,920	2,366
Total Liabilities and Shareholders’ Equity	$19,844	$20,031

TEXTRON INC.
MANUFACTURING GROUP
Condensed Schedule of Cash Flows and Free Cash Flow GAAP to Non-GAAP Reconciliation
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
(In millions)	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Cash flows from operating activities:
Income from continuing operations	$3	$246	$99	$440
Dividends received from the Finance group	100	—	184	142
Capital contribution paid to Finance group	(88)	—	(88)	—
Depreciation and amortization	90	91	178	180
Asset impairments and other non-cash items	55	—	72	—
Changes in working capital	(101)	(118)	(531)	(390)
Other operating activities, net	23	39	34	63
Net cash from operating activities of continuing operations	82	258	(52)	435
Cash flows from investing activities:
Capital expenditures	(44)	(110)	(113)	(188)
Cash used in acquisitions	—	—	—	(100)
Other investing activities, net	4	2	(16)	1
Net cash from investing activities of continuing operations	(40)	(108)	(129)	(287)
Cash flows from financing activities:
Increase (decrease) in short-term debt and intergroup borrowings	—	7	(736)	82
Borrowing under line of credit facilities, net	(28)	—	1,202	—
Proceeds from issuance of convertible notes, net of fees	582	—	582	—
Purchase of convertible note hedge	(140)	—	(140)	—
Proceeds from issuance of common stock and warrants	333	—	333	—
Principal payments on long-term debt	—	(1)	(30)	(47)
Payments on borrowings against officers life insurance policies	(405)	—	(410)	—
Dividends paid	(5)	(49)	(10)	(106)
Proceeds from option exercises	—	32	—	38
Purchases of Textron common stock	—	(38)	—	(134)
Net cash from financing activities of continuing operations	337	(49)	791	(167)
Total cash flows from continuing operations	379	101	610	(19)
Total cash flows from discontinued operations	(45)	5	249	(39)
Effect of exchange rate changes on cash and cash equivalents	8	4	6	11
Net change in cash and cash equivalents	342	110	865	(47)
Cash and cash equivalents at beginning of period	1,054	314	531	471
Cash and cash equivalents at end of period	$1,396	$424	$1,396	$424

Manufacturing Free Cash Flow GAAP to Non-GAAP Reconciliation:
Net cash from operating activities of continuing operations – GAAP	$82	$258	$(52)	$435
Less: Dividends received from the Finance group	(100)	—	(184)	(142)
Plus: Capital contributions paid to Finance group	88	—	88	—
Less: Capital expenditures	(44)	(110)	(113)	(188)
Plus: Proceeds on sale of property, plant and equipment	1	—	2	1
Manufacturing free cash flow – Non-GAAP	$27	$148	$(259)	$106

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from operations in excess of that necessary to be reinvested to sustain and grow the business.  Our definition of Manufacturing free cash flow uses net cash from operating activities of continuing operations, less dividends received from TFC, capital contributions provided under the Support Agreement and capital expenditures, net of proceeds from the sale of plant, property and equipment.  We believe that our Manufacturing free cash flow calculation provides a relevant measure of liquidity and a useful basis for assessing our ability to fund operations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statement of Cash Flows.  Our Manufacturing free cash flow measure may not be comparable to similarly titled measures reported by other companies, as there is no definitive accounting standard on how the measure should be calculated.

TEXTRON INC.
Condensed Consolidated Schedule of Cash Flows
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
(In millions)	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Cash flows from operating activities:
Income (loss) from continuing operations	$(62)	$250	$(19)	$475
Depreciation and amortization	101	100	197	199
Provision for losses on finance receivables	83	40	159	67
Asset impairments and other non-cash items	74	—	(30)	(6)
Changes in working capital	(69)	(134)	(358)	(360)
Other operating activities, net	42	(6)	59	19
Net cash from operating activities of continuing operations	169	250	8	394
Cash flows from investing activities:
Finance receivables originated or purchased	(745)	(2,972)	(1,950)	(5,818)
Finance receivables repaid	1,151	3,324	2,505	5,257
Proceeds on receivables sales and securitization sales	125	135	184	507
Capital expenditures	(44)	(113)	(113)	(194)
Proceeds from sale of repossessed assets and properties	59	—	127	9
Purchase of marketable securities	—	(100)	—	(100)
Net cash used in acquisitions	—	—	—	(100)
Other investing activities, net	53	—	66	9
Net cash from investing activities of continuing operations	599	274	819	(439)
Cash flows from financing activities:
(Decrease) increase in short-term debt and intergroup borrowings	(16)	(684)	(1,628)	34
Borrowing under line of credit facilities, net	(28)	—	2,942	—
Proceeds from issuance of convertible notes, net of fees	582	—	582	—
Purchase of convertible note hedge	(140)	—	(140)	—
Proceeds from issuance of common stock and warrants	333	—	333	—
Proceeds from issuance of long-term debt	—	698	16	1,122
Principal payments on long-term debt	(862)	(374)	(1,435)	(933)
Payments on borrowings against officers life insurance policies	(405)	—	(410)	—
Dividends paid	(5)	(49)	(10)	(106)
Proceeds from option exercises	—	32	—	38
Purchases of Textron common stock	—	(38)	—	(134)
Net cash from financing activities of continuing operations	(541)	(415)	250	21
Total cash flows from continuing operations	227	109	1,077	(24)
Total cash flows from discontinued operations	(45)	5	249	(39)
Effect of exchange rate changes on cash and cash equivalents	12	5	12	12
Net change in cash and cash equivalents	194	119	1,338	(51)
Cash and cash equivalents at beginning of period	1,691	361	547	531
Cash and cash equivalents at end of period	$1,885	$480	$1,885	$480

Textron Inc.
Income (Loss) from Continuing Operations Per Share
GAAP to Non-GAAP Reconciliation

A reconciliation of income from continuing operations, excluding special charges, per share on a non-GAAP (Generally Accepted Accounting Principles) basis to income (loss) from continuing operations per share in accordance with GAAP is provided below.

	For the Three Months Ended		For the Six Months Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Income from continuing operations, excluding special charges - Non-GAAP	$0.08	$0.98	$0.33	$1.87
Special charges, net of taxes	(0.31)	—	(0.40)	—
Income (loss) from continuing operations – GAAP	(0.23)	0.98	(0.07)	1.87
Discontinued operations	0.01	0.03	0.18	0.05
Net income (loss) – GAAP	$(0.22)	$1.01	$0.11	$1.92

Income from continuing operations, excluding special charges, on a per share basis is a non-GAAP financial measure.  Special charges include items that are either isolated or temporary in nature and are excluded from segment profit. Results before special charges are also the basis for measuring operating performance for management compensation purposes. It is helpful to understand results without these charges, especially when comparing results to previous periods.  However, analysis of the company’s results before special charges should be used only in conjunction with data presented in accordance with GAAP.